PRESS RELEASE

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Michele Mazur
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David Lim
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Univar Inc. Appoints CEO Stephen D. Newlin as Chairman; William S. Stavropoulos Becomes Lead Director

Edward J. Mooney and Robert L. Wood appointed directors

DOWNERS GROVE, Ill., November 3, 2016 — Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical distributor and provider of value-added services, announced that its board of directors has appointed President and Chief Executive Officer Stephen (Steve) D. Newlin to the additional post of chairman of the board, effective immediately. Newlin has served on the Univar board of directors since 2014 and was appointed president and chief executive officer in May 2016.

Newlin succeeds William (Bill) S. Stavropoulos as chairman. Stavropoulos will assume the role of lead director.

“Steve’s leadership in mapping out a sustainable growth strategy and enabling Univar’s employees to deliver on that strategy positions the Company for long-term success,” said Stavropoulos. “His appointment as chairman reinforces our confidence in Steve and belief that Univar is on the right path.”

The Univar board of directors also recently appointed Edward (Ted) J. Mooney and Robert (Bob) L. Wood as independent directors, bringing the number of directors to 11. Mooney is the former chairman and chief executive officer of Nalco Holdings Co. and previously served in roles of increasing responsibility at Nalco spanning several decades. He previously served on the boards of Cabot Microelectronics Corporation, Commonwealth Edison Company (a subsidiary of Exelon Corporation), FMC Corp., the Northern Trust Corporation, and Polyone Corp. Wood is the former chairman, president and chief executive officer of Chemtura

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Corporation. He also held numerous management roles at Dow Chemical and served on Dow’s Corporate Operating Board. Wood currently serves on the boards of MRC Global Inc. and Praxair Inc. and previously was a member of Jarden Corporation’s board of directors.

“I am honored by the board’s endorsement of my capabilities and our growth strategy. I look forward to continuing to work with Bill, who has legendary experience in our industry and we are fortunate for his ongoing contributions to our board,” stated Newlin. “We welcome Ted and Bob, both of whom bring invaluable industry and board leadership experience, providing an excellent complement to our talented board.”

About Univar Inc.

Founded in 1924, Univar is a global distributor of specialty and basic chemicals from more than 8,000 producers worldwide. Univar operates more than 800 distribution facilities throughout North America, Western Europe, the Asia-Pacific region, and Latin America, supported by a global network of sales and technical professionals. With a broad portfolio of products and value-added services, and deep technical and market expertise, Univar delivers the tailored solutions customers need through one of the most extensive chemical distribution networks in the world. Univar is Chemistry DeliveredSM.

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